ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of this 5th day of December 2016 (this “Agreement”) by and among PRECIOUS INVESTMENTS, INC., a Nevada corporation (the “Company”) and Kashif Khan (“KHAN”), on the one hand, and CORNERSTONE UNITED CAPITAL, LLC (the “Seller”) on the other hand. The Company and the Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller is the owner of the Assets (as hereinafter defined);

WHEREAS, the Seller wishes to sell to the Company, and the Company wishes to purchase from the Seller, the Assets on the terms and subject to the conditions set forth in this Agreement; and

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      INTERPRETATION

1.1.Definitions. In this Agreement:

(a)    “Assets" means the inventory of colored diamonds, as set forth more fully in Schedule “A”;

(b)   “Closing” means the closing of the transactions contemplated in this Agreement;

(c)    “Closing Date” means the date of Closing;

(d)   “Common Stock” means the common stock, par value $0.001 per share, of the Company;

(e)    “Company Shares” means the 230,000,000 shares of Common Stock of the Company to be issued to the Seller on Closing.

(f)    “Encumbrances” means any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, causes of action or demands of any nature whatsoever and however arising;

(g)    “Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or any agency or subdivision thereof) or any other entity of any kind;

(h)   “Transaction Documents” means this Agreement, and all exhibits and schedules hereto and thereto and any other documents or agreements executed in connection with the transactions contemplated hereunder; and

(i)     “US Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and

(j)     “US Securities Act” means the United States Securities Act of 1933, as amended.

1

2.      SALE, ASSIGNMENT AND TRANSFER OF ASSETS

2.1.Sale and Assignment of Assets. On the terms and subject to the conditions set forth in this Agreement, the Seller hereby covenants and agrees to sell, assign, transfer and convey all of its rights, title and interests in and to the Assets to the Company free and clear of any and all Encumbrances whatsoever and the Seller further agrees to waive any moral rights that the Seller may have with respect to the Assets in favor of the Company.

2.2.Purchase Price and Consideration for Assets. In consideration for the sale, assignment, transfer and conveyance of the Assets by the Seller to the Company and the waiver by the Seller of any moral rights they may have with respect to the Assets, the Company and Khan agrees to issue the Company Shares to the Seller on Closing. The Company shall issue 214,000,000 of the Company Shares to Seller and Khan shall issue his 16,000,000 Company Shares to Seller. The Company Shares shall be issued to the Seller or its nominees. In exchange for Khan issuing his 16,000,000 Company Shares, the Company shall issue to Khan 9,457,931 shares of the Company’s Series B Preferred Stock, with the remaining amount in securities of the Company to be issued at a later date to bring Khan whole for his consideration under this Agreement.

2.3.Further Assurances. At any time after Closing, and from time to time thereafter, the Seller shall, upon the Company’s written request, and at the Company’s expense, take any and all action and execute, acknowledge and deliver to the Company any and all further instruments and assurances necessary or expedient in order to fully vest in the Company the Assets and to facilitate the Company’s enjoyment, defense and enforcement thereof.  If, at any time after Closing, any entity or person directly or indirectly controlled by the Seller (a “Seller Affiliate”) is determined or deemed to have any right, title or interest in or to the Assets, the Seller agrees to use their best efforts to cause that Seller Affiliate to transfer, assign, convey or release in favor of the Company any and all right, title or interest that Seller Affiliate may have in or to the Assets without payment of any additional consideration by the Company.  The Seller hereby irrevocable designates and appoints the Company and its duly authorized officers and agents, with full power of substitution, as the Seller’s agents and attorneys-in-fact to act for and on behalf and instead of the Seller, to take any and all actions, including proceedings at law, in equity or otherwise, to execute, acknowledge and deliver any and all instruments and assurances necessary or expedient in order to fully vest in the Company or perfect the sale, transfer, assignment and conveyance of the Assets to the Company or to protect the same or to enforce any claim or right of any kind with respect thereto.  The forgoing power is coupled with an interest and is irrevocable.

3.      CLOSING AND CONDITIONS OF CLOSING

3.1.Closing.  Subject to the satisfaction or waiver of all of the conditions precedent to Closing as set out in this Agreement, Closing of the transactions contemplated herein shall take place at such place and time on the Closing Date as may be agreed to by the Parties hereto.  The Closing Date shall be such date as is agreed upon by the Parties hereto, but shall be no later than December 31, 2016.  Unless otherwise agreed to by each of the parties hereto, if Closing does not occur on or before December 31, 2016, this Agreement shall automatically be terminated and of no further force and effect except with respect to the provisions of Section 5.3 of this Agreement.

3.2.Closing Deliveries of Company. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Seller a share certificate representing the Company Shares registered in the name of the Seller or its nominees.

2

3.3.Closing Deliveries of Seller. On or prior to the Closing Date, the Seller shall deliver or cause to be delivered to the Company the following:

(a)    a bill of sale with respect to the sale, transfer and assignment of the Assets to the Company in the form and substance of that attached hereto as Exhibit A; and

(b)   such other documents and instruments as the Company may reasonably request.

3.4.Conditions Precedent in Favor of Company. The obligations of the Company hereunder in connection with the Closing are subject to the following conditions precedent being met:

(a)    the Company shall have completed its due diligence investigations into the Seller and the Assets, and such other matters as it, in its sole discretion, deems relevant, and such investigations shall not have disclosed any matter that the Company, in its sole discretion, considers to be adverse to the completion of the transactions contemplated herein;

(b)   each of the respective representations and warranties of the Seller contained in this Agreement or in any other certificate or document delivered by the Seller to the Company pursuant hereto shall be substantially true and correct as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, regardless of the date as of which such information was given;

(c)    all obligations, covenants and agreements of the Seller required to be performed at or prior to the Closing Date shall have been performed;

(d)   at the Closing Date, there shall have been no materially adverse change in the status or condition of the Assets or the rights of the Seller with respect thereto, or with respect to their ability to transfer the Assets to the Company, except as may otherwise specifically contemplated hereunder.

3.5.Conditions Precedent in Favor of the Seller. The respective obligations of the Seller hereunder in connection with the Closing are subject to the following conditions being met:

(a)    each of the respective representations and warranties of the Company contained in this Agreement or in any other certificate or document delivered by the Company to the Seller pursuant hereto shall be substantially true and correct as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, regardless of the date as of which such information was given; and

(b)   all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed.

4.      WARRANTIES, REPRESENTATIONS AND COVENANTS

4.1.Representations of Seller. The Seller represents, warrants and covenants to and with the Company as follows, and acknowledge that the Company is relying upon such representations, warranties covenants in entering into this Agreement and the transactions contemplated hereby:

(a)    The Seller is a corporation duly organized, validly existing and in good standing under the laws of its origin and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  The Seller is not in default of any of the provisions of its articles of incorporation, by laws or any other organizational or governing documents of Seller;

3

(b)   The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to be signed by Seller and to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Transaction Documents to be signed by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been, or prior to the Closing Date, will be, duly authorized by Seller’s board of directors and shareholders, if necessary under the law to which Seller is subject.  No other corporate or shareholder proceedings on the part of each Seller is or will be necessary to authorize such documents or to consummate the transactions contemplated hereby or thereby.  This Agreement is, and the other Transaction Documents to be executed by each Seller, when executed and delivered as contemplated herein or therein, will be duly and validly authorized, executed and delivered, and will be valid and binding obligations of each Seller enforceable in accordance with their respective terms, except (1) as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally, (2) as may be limited by any applicable laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (3) as may be limited by public policy;

(c)    The Seller is the sole legal and beneficial owner of the Assets free and clear of all Encumbrances, with good and marketable title thereto;

(d)   The Seller has the right, power and authority to sell, assign and transfer the Assets to the Company;

(e)    No person has any right, agreement or option, or any right or privilege (whether legal, beneficial, court ordered, pre-emptive, contractual or otherwise) capable of becoming a right, agreement or option, for the purchase or acquisition, directly or indirectly, in or to the Assets (or any portion thereof) or any rights to the Assets (or any portion thereof);

(f)    There are no bankruptcy proceedings pending, being contemplated by or threatened against the Seller;

(g)    The Seller has not made, granted or entered into any assignment, encumbrance, license or other agreement affecting the Assets (or any portion thereof);

(h)   The entry by the Seller into this Agreement and each of the Transaction Documents to be executed by it, and the consummation of the transactions contemplated hereby and thereby, will not result in the violation of any term or provision of any instrument or agreement, written or oral, to which the Seller may be a party or to which the Assets may be subject, and will not, to the best of the knowledge of the Seller, result in the violation of any applicable law or regulation to which the Seller or the Assets may be subject;

(i)     The Seller is not aware of any violation, infringement or misappropriation of any third party's rights (or any claim thereof) by the ownership, development, manufacture, sale or use of the Assets (or any portion thereof);

4

(j)     The use of the Assets by the Seller has never given rise to any complaint alleging infringement of any patent, trademarks or other intellectual property rights of any other person;

(k)   The Seller was not acting within the scope of employment of any third party when conceiving, creating or otherwise performing any activity with respect to the Assets (or any portion thereof);

(l)     There are no actions, suits, proceedings (whether or not purportedly on behalf of the Seller) or investigations, pending or, to the best of the Seller’s knowledge, threatened against or affecting any of the Seller or the Assets which might result in the impairment or loss of the Seller’s rights, title or interests in or to the Assets, or which might otherwise have a material adverse effect on the Assets (including, but not limited to, any action, suit or proceeding which might prevent or otherwise impair the ability of the Seller to sell, assign, transfer and convey the Assets to the Company), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign and the Seller is not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(m) The Seller is not in material default or breach of any material contracts, agreements, written or oral, indentures or other instruments to which it is a party and which affect the Assets or the ability of the Seller to sell, assign, transfer and convey the Assets to the Company, and there are no facts, which, after notice or lapse of time or both, that would constitute such a default or breach;

(n)   The execution, delivery and performance of this Agreement by the Seller will not result in any violation of, or be in conflict with or constitute a default under (i) any judgment, decree, or order of any court, arbitrator or other governmental authority, or (ii) any statute, regulation, rule, ordinance or license of any governmental authority, including, without limitation, all foreign, federal, state and local laws applicable to the Seller or to which the Assets may be subject;

(o)   The Seller is not in default, and has not received any notice of default, with respect to any order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in the impairment or loss of any of the Seller’s respective interests in and to the Assets, or which might otherwise have a material adverse effect on the Assets or impair the ability of the Seller to sell, assign, transfer and convey the Assets to the Company;

(p)   The Seller has made full disclosure to the Company of all aspects of the Assets and has made all of its books and records available to the representatives of the Company in order to assist the Company in the performance of its due diligence searches and no material facts in relation to the Assets have been concealed by the Seller; and

(q)   At the request and cost of the Company, the Seller shall, before and after Closing, execute and deliver to the Company all documents, and will do all such other acts and things, as may be necessary or desirable to complete and ensure and perfect the sale, assignment, transfer and conveyance of the Assets to the Company.

(r)     No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Seller, any of its affiliates.

5

4.2.Representations of Company. The Company represents, warrants and covenants to and with the Seller as follows, and acknowledges that the Seller is relying upon such representations, warranties and covenants in entering into this Agreement and the transactions contemplated hereby:

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  The Company is not in default of any of the provisions of its articles of incorporation, by laws or any other organizational or governing documents of the Company;

(b)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to be signed by the Company and to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Transaction Documents to be signed by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been, or prior to the Closing Date, will be, duly authorized by the Company’s board of directors.  No other corporate or shareholder proceedings on the part of the Company are or will be necessary to authorize such documents or to consummate the transactions contemplated hereby or thereby.  This Agreement is, and the other Transaction Documents to be executed by the Company, when executed and delivered as contemplated herein or therein, will be duly and validly authorized, executed and delivered, and will be valid and binding obligations of the Company enforceable in accordance with their respective terms, except (1) as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally, (2) as may be limited by any applicable laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (3) as may be limited by public policy;

(c)    The entering into of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in the violation of any of the terms or provisions of the governing documents or bylaws of the Company or of any indenture, instrument or agreement, written or oral, to which the Company may be a party;

(d)   The entering into of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of the Company’s knowledge, result in the violation of any law or regulation of the United States, or of any local government bylaw or ordinance to which the Company or the Company's business may be subject;

5.      ADDITIONAL COVENANTS OF THE PARTIES

5.1.Assistance with Securities Law Disclosures.  The Seller agrees to provide the Company with such information regarding the Seller and the Assets as the Company may reasonably request for the purpose of preparing such reports, schedules, forms, statements or other documents required to be filed, furnished or disclosed by the Company with respect to, or in anticipation of Closing of, the transactions contemplated in the Transaction Documents under the under the provisions of the US Securities Act or the US Exchange Act, as applicable, and the Seller further agrees to provide the Company with reasonable assistance in the preparation of such reports, schedules, forms, statements or other documents.

6

5.2.Due Diligence. Upon the execution of this Agreement by the parties hereto, the Seller shall make available to the Company and the Company’s authorized representatives copies of all agreements or documents relating to the Assets or to which the Assets are subject, together with such other information or documentation as the Company may reasonably request for the purpose of conducting its due diligence investigations hereunder.

5.3.Confidential Information. Prior to Closing of the transactions contemplated herein, the Seller and the Company may have access to material non-public information owned by the other (“Confidential Information”). Each of the parties hereto agree to keep all such Confidential Information confidential in accordance with reasonable industry practices and shall only make such information available to its employees, agents, consultants and advisors as may be necessary to complete the transactions contemplated herein. The parties agree to attach a copy of this Agreement to any public filing the Company is required to attach pursuant to the US Exchange Act or the US Securities Act. Each of the parties further agree not to use any Confidential Information of any other party for any purpose other than the pursuit of the transactions contemplated herein. Confidential Information shall not include any information that was known by the other party prior to its disclosure or is or becomes public knowledge through no fault of the receiving party, or is rightfully received by the receiving party from a source other than a party to this Agreement. Any Confidential Information provided by a party to this agreement to another party to this Agreement, and any derivatives thereof, whether created by the disclosing party or the recipient party, shall remain the property of the disclosing party.

6.      INDEMNITY. The Seller agrees to indemnify, defend and hold the Company and its officers, directors, employees, agents, attorneys and consultants, harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by the Seller of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or the schedules and exhibits hereto.  The term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred.

7.      SECURITIES PROVISIONS

7.1.The Seller acknowledges and agrees that the Company Shares are “restricted securities” within the meaning of the U.S. Securities Act and will be issued to the Seller in accordance with Regulation D of the U.S. Securities Act.  Any certificates representing the Company Shares will be endorsed with the following legend in accordance with Regulation DS of the U.S. Securities Act:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION D PROMULGATED UNDER THE ACT.   SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION D, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT”.

7

7.2.The Seller agrees not to reoffer, resell, transfer or dispose the Company Shares unless such reoffer, resale, transfer or disposition is made pursuant to an effective registration under the U.S. Securities Act and any applicable state securities laws, or pursuant to an available exemption from the registration requirements of the U.S. Securities Act, and any applicable state securities laws.  The Seller further agrees that the Company may refuse to register any resale or transfer of the Company Shares not made pursuant to an effective registration under the U.S. Securities Act and any applicable state securities law or pursuant to an available exemption from the registration requirements of the U.S. Securities Act.

7.3.The Seller covenants, represents and warrants to the Company as follows, and acknowledges that the Company is relying upon such covenants, representations and warranties in connection with the sale of the Company Shares to the Seller:

(a)    An investment in the Company’s securities is highly speculative, and the Seller is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of his investment, has such knowledge and experience in financial or business matters such that he is capable of evaluating the merits and risks of the investment in the securities of the Company.

(b)   The Seller can bear the economic risk of an investment in the securities of the Company.

(c)    The Seller has had full opportunity to review the Company’s filings with the SEC, including the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, Current Reports on Form 8-K and additional information regarding the business and financial condition of the Company.  The Seller believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Company Shares. The Seller further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Company Shares under this Agreement and the business, properties, prospects and financial condition of the Company.  The Seller has had full opportunity to discuss this information with the Seller’s legal and financial advisers prior to execution of this Agreement.

(d)   The Seller acknowledges that it has been informed that the offering of the Company Shares by the Company has not been reviewed by the SEC or any other regulatory body and that the Company Shares are being issued by the Company pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

(e)    The Seller understands that the Company Shares will be "restricted securities" under the U.S. Securities Act and the rules and regulations promulgated thereunder as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the U.S. Securities Act only in certain limited circumstances. In this connection, the Seller represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the U.S. Securities Act and the rules and regulations promulgated thereunder.

(f)    The Seller acknowledges that the Company is in the early stages of development of its business and may require substantial funds in the near future in order to continue as a going concern.

(g)    The Seller is not aware of any general solicitation or advertisement of the Company Shares.

8

8.      GENERAL PROVISIONS

8.1.Entire Agreement.  This Agreement, together with the other Transaction Documents, including the exhibits and schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

8.2.Amendments.  Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

8.3.Survival. All covenants, agreements, representations and warranties on the part of each of the parties, notwithstanding any investigations or enquiries made by any of the parties prior to the date hereof or the waiver of any condition by any of the parties, shall survive for a period ending on the one (1) year anniversary of the Closing Date.

8.4.Action on Business Day.  If the date upon which any act or payment hereunder is required to be done or made falls on a day which is not a business day, then such act or payment shall be performed or made on the first business day next following.

8.5.Severability.  If any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality or enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.6.Successors and Assigns.  This Agreement shall enure to the benefit of and be binding upon all parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

8.7.Governing Law.  This Agreement shall be governed by and be construed in accordance with the laws of the State of Nevada the Parties hereto agree to submit to the jurisdiction of the courts of Las Vegas, Nevada with respect to any legal proceedings arising herefrom.

8.8.Time.  Time is of the essence of this Agreement.

8.9.Headings.  The headings are inserted solely for convenience of reference and shall not be deemed to restrict or modify the meaning of the Articles to which they pertain.

8.10.                    Counterparts.  This agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

[Signature Page Follows]

9

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

PRECIOUS INVESTMENTS, INC.

/s/ Kashif Khan

Name: Kashif Khan

Title: CEO

/s/ Kashif Khan

Kashif Khan

Cornerstone United Capital, LLC

/s/ Henry W. Johnson

Name: Henry W. Johnson

Title: Manager

10

SCHEDULE A

DESCRIPTION OF THE ASSETS

Carat Weight	Color Grade	Price USD	Notes
1.20ct & 1.04ct	Fancy vivid blue-green	1,400,000
2.06ct	Fancy Red	4,250,000
4.55ct	Fancy Vivid Blue- IF	8,325,000
4.03ct & 4.04ct	Fancy Vivid blue-green	11,000,000	Caribbean
5.03ct	Fancy Vivid purple-pink	8,500,000
3.88ct	Fancy Vivid Green	7,250,000	largest in the world
4.17ct	Fancy Vivid yellowish Green	4,200,000	the mantis diamond
1.12ct	Fancy Deep Violet	1,750,000	ocean seer
4.59ct	Fancy Red	26,250,000	'the emperor' -second largest in the world
1.55ct	Fancy Vivid Blue-green	1,425,000
7.26ct	Fancy Deep Blue	12,500,000	the baby blue hope diamond
7.10ct	Fancy Intense Pink	4,450,000	120 year old cushion
2.81ct	Fancy Vivid Pink	2,725,000	.56ct & .62ct Fancy vivid blueish-green
1.63ct	Fancy Vivid greenish Blue	1,950,000	The Light of Erasmus diamond
Line of reds from .50-1.04	the line of reds	8,000,000
2.33ct	Fancy Blue	1,000,000
Total		$105,000,000

11